Exhibit 10.39

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 16, 2018 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.
RECITALS
A.    Bank and Borrower entered into that certain Loan and Security Agreement (as the same has been amended, modified, supplemented, renewed, or otherwise modified, from time to time, the “Prior Loan Agreement”) dated as of January 5, 2018 (the “Prior Loan Agreement Effective Date”).
B.    Borrower has requested, and Bank has agreed to replace, amend and restate the Prior Loan Agreement in its entirety.
AGREEMENT
The parties hereby agree that the Prior Loan Agreement is hereby amended, restated, and replaced in its entirety as follows:
1.    ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2.    LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Line.
(a)Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date or upon termination by Borrower subject to Section 12.1, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable, including the fees set forth in Section 2.5(d).
2.3    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).
2.4    Payment of Interest on the Credit Extensions.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(a)Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one half of one percent (0.50%) above the Prime Rate, and (ii) four and three quarters of one percent (4.75%), which interest shall be payable monthly in accordance with Section 2.4(d) below.
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percent (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank elects to impose a smaller increase in its sole discretion. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c)Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d)Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.5    Fees. Borrower shall pay to Bank:
(a)Intentionally Omitted.
(b)Amendment Fee and First Anniversary Fee. (i) A fully earned, non-refundable amendment fee of Eighty-Seven Thousand Five Hundred Dollars ($87,500) (the “Amendment Fee”) is earned as of, and due and payable on, the Effective Date; and (ii) a fully earned, non-refundable anniversary fee of One Hundred Thousand Dollars ($100,000) (the “First Anniversary Fee”) is earned as of the Effective Date and is due and payable on the earlier to occur of (i) the one (1) year anniversary of the Effective Date, (ii) the termination of this Agreement or (iii) the occurrence of an Event of Default;
(c)Second Anniversary Fee. A fully earned, non-refundable anniversary fee of One Hundred Thousand Dollars ($100,000) (the “Second Anniversary Fee”, and together with the First Anniversary Fee, collectively, the “Anniversary Fees”) is earned as of the Effective Date and is due and payable on the earlier to occur of (i) the two (2) year anniversary of the Effective Date, (ii) the termination of this Agreement or (iii) the occurrence of an Event of Default.
(d)Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (1) Four Hundred Thousand Dollars ($400,000) if terminated on or before November 16, 2020, or (2) Two Hundred Thousand Dollars ($200,000) if terminated on or after November 16, 2020 and prior to the Revolving Line Maturity Date provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank.
(e)Good Faith Deposit. Borrower has paid to Bank a deposit of Twenty-Five Thousand Dollars ($25,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses through the Effective Date will be applied to the Amendment Fee.
(f)Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(g)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5
2.6    Payments; Application of Payments; Debit of Accounts.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.7    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.
3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)duly executed signatures to this Agreement;
(b)the completion of the Initial Audit;
(c)with respect to the initial Advance, a completed Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and
(d)payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;
(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(c)Bank determines to its satisfaction that there has not been any Material Adverse Change.
3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations (other than inchoate indemnity obligations), a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and Bank Services obligations that are fully cash collateralized as set forth in this Section 4.1) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, promptly terminate the security interest granted herein and release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement and subject to the CRG Intercreditor Agreement).
4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
5.    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). Bank hereby agrees that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by Borrower to Bank as required pursuant to Section 6.2(i) or Section 7.2 below.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as requested by Bank to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b) (and upon delivery of such notice the Perfection Certificate will be deemed to be updated with the information contained in such notice). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
All Inventory is in all material respects of good and marketable quality, free from material defects.
Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate (as may be updated from time to time pursuant to Section 6.8(b)). Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
5.3    Accounts Receivable.
(a)For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
(c)For any item of Inventory consisting of Eligible Inventory in any Borrowing Base Report, such Inventory (i) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards in all material respects; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents and Permitted Liens; and (v) is located in the United States at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2).
5.4    Litigation. Except as may be disclosed to Bank pursuant to Section 6.2(i), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented (subject to year-end adjustments and the absence of footnotes). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.
5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities as they mature; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to obtain or make such consents, declarations, filings or notices could not reasonably be expected to have a material adverse effect on Borrower’s business.
5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports or extensions thereof, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11    Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates, and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the written reports, written certificates, or written statements not misleading when made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
6.    AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1    Government Compliance.
(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except to the extent noncompliance with which could not reasonably be expected to have a material adverse effect on Borrower’s business.
(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2    Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:
(a)a Borrowing Base Statement accompanied by a detailed accounts receivable ledger (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) with each request for an Advance, (ii) no later than Friday of each week when a Streamline Period is not in effect and any Advances are outstanding, (iii) within thirty (30) days after the end of each month when a Streamline Period is in effect and any Advances are outstanding, and (iv) within forty-five (45) days after the end of each fiscal quarter of Borrower when no Advances are outstanding;
(b)within forty-five (45) days after the end of each fiscal quarter of Borrower, (A) accounts receivable agings, aged by invoice date, (B) accounts payable agings, aged by invoice date, and (C) if any Advances are outstanding, reconciliations of accounts receivable agings (aged by invoice date), general ledger, detailed accounts receivable ledger, and detailed listing of Account Debtors, and (D) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;
(c)as soon as available, but no later than forty-five (45) days after the end of each fiscal quarter of Borrower (except for the fourth (4th) fiscal quarter of each fiscal year), a consolidated balance sheet and income statement covering Borrower’s consolidated operations for such fiscal in form consistent with such reports filed with the SEC (the “Quarterly Financial Statements”);
(d)within forty-five (45) days after the end of each fiscal quarter of Borrower and together with the Quarterly Financial Statements, a completed Compliance Statement, confirming that, as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(e)within sixty (60) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the subsequent fiscal year, in each case as approved by the Board, together with any related business forecasts presented together with such annual financial projections (for example, Borrower shall deliver its operating budget and financial projections for its fiscal year ending December 31, 2018 within 60 days after the last day of its fiscal year ending December 31, 2017);
(f)as soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, annual consolidated financial statements covering Borrower’s consolidated operations for such fiscal in form consistent with such reports filed with the SEC;
(g)prompt written notice of any changes to the beneficial ownership information set out in Item 13 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;
(h)within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents on Borrower’s website on the internet at Borrower’s website address, or provides a link or other access thereto to an email account specified by Bank;
(i)within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
(j)prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;
(k)together with the next Compliance Statement to be delivered after the closing of any Permitted Commercialization Arrangement for which the value of the cash and tangible property Investments by Borrower (valued at cost) would exceed Two Million Five Hundred Thousand Dollars ($2,500,000), executed copies of the transaction documents for such Permitted Commercialization Arrangement; and
(l)promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
Any submission by Borrower of a Compliance Statement, a Borrowing Base Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.
6.3    Accounts Receivable.
(a)Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If reasonably requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices,

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its reasonable request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of Five Hundred Thousand Dollars ($500,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same in excess of Fifty Thousand Dollars ($50,000) to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
(c)Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).
(d)Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.
(e)Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) for returns in excess of Five Hundred Thousand Dollars ($500,000), provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(f)Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account after consultation and notice to Borrower (unless an Event of Default is continuing) and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.
(g)No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of any Collateral. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (or extensions thereof) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank in its sole discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrower hereby acknowledges that the Initial Audit will be conducted prior to the initial Advance but not later than ninety (90) days after the Effective Date. In addition, Bank reserves the right, in its good faith business judgment as conditions warrant, to conduct an independent third party appraisal of Borrower’s Inventory at Borrower’s sole cost and expense.
6.7    Insurance.
(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b)Ensure that proceeds payable under any property policy with respect to Collateral are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy with respect to casualties to Collateral of up to Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
(c)At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Accounts.
(a)Maintain with Bank and Bank’s Affiliates (i) the Cash Collateral Account and (ii) its primary banking relationship, including, without limitation, operating and other deposit accounts, and securities/investment accounts, cash management, asset management, letters of credit and corporate credit cards. Notwithstanding the foregoing, Borrower may maintain corporate credit cards with American Express as permitted under clause (e) of the definition of Permitted Indebtedness and Excluded Accounts. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(b)In addition to and without limiting the restrictions in clause (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to Excluded Accounts.
6.9    Financial Covenants. Maintain:
(a)Minimum Liquidity. At all times, Liquidity of greater than Two Million Dollars ($2,000,000).
(b)Minimum Revenue. Tested as of the last day of each fiscal year of Borrower for the trailing twelve (12) month period then ended, minimum revenue (determined in accordance with GAAP) of at least the following amounts:

Fiscal Year Ending	Minimum Revenue
December 31, 2019	$[†]
December 31, 2020	$[†]
Notwithstanding anything to the contrary contained in this Section 6.9, in the event that Borrower fails to comply with the covenants contained in Section 6.9 (a) and (b) (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrower shall have the right at any time in the twelve (12) months prior to, or within ninety (90) days of, the end of the respective calendar year:
(i)    to issue additional shares of equity interests of Borrower in exchange for cash (the “Equity Cure Right”), or
(ii)    to borrow Permitted Cure Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”), in an amount equal to the revenue required in section 6.9(b) less Borrower’s annual revenue (the “Cure Amount”). The cash therefrom immediately shall be contributed as equity or subordinated debt, as applicable, to Borrower, and upon the receipt by Borrower of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute revenue of Borrower for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated for all purposes under the Loan Documents. If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of the Specified Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Specified Financial Covenants that had occurred, the related Default and Event of Default, shall be deemed cured without any further action of Borrower or Bank for all purposes under the Loan Documents (the “Financial Covenant Cure”). Notwithstanding the foregoing, upon the violation of any Specified Financial Covenants (regardless of the occurrence of any Financial Covenant Cure), (x) Bank shall no longer be obligated to fund additional Credit Extensions hereunder and (y) any Streamline Period shall immediately terminate and Borrower shall not be eligible to enter into a subsequent Streamline Period until Bank otherwise consents in writing.
6.10    Protection of Intellectual Property Rights. Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business; (a) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to Borrower’s business; and (b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12    Online Banking.
(a)Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).
(b)Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.
6.13    Formation or Acquisition of Subsidiaries; Immaterial Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that (x) Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date or (y) any Immaterial Subsidiary ceases to be an Immaterial Subsidiary, then at Bank’s option, Borrower and such Guarantor shall (a) cause such new Subsidiary (other than an Immaterial Subsidiary) or such Subsidiary that ceased to be an Immaterial Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower or Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than an Immaterial Subsidiary) or former Immaterial Subsidiary to the extent such assets would constitute Collateral if owned by Borrower), (b) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document; provided, however, that solely in the circumstance in which Borrower or any Guarantor creates or acquires a Foreign Subsidiary, such Foreign Subsidiary shall not be required to guarantee the Obligations of Borrower under the Loan Documents and shall not be required to grant a continuing pledge and security interest in and to the assets of such Foreign Subsidiary that would constitute Collateral if owned by Borrower, if (i) Borrower demonstrates to the reasonable satisfaction of Bank that such Foreign Subsidiary becoming a co-Borrower or providing such guarantee or pledge and security interest would create an adverse tax consequence to Borrower or Guarantor under the U.S. Internal Revenue Code or (ii) such Foreign Subsidiary is an Immaterial Subsidiary.
6.14    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
7.    NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) tangible property transfers to a Permitted Commercialization Arrangement Vehicle but subject to the monetary limit in clause (l) of the defined term “Permitted Investments”; (f) transfers of Property by any Loan Party to any other Loan Party; (g) placements of specialized equipment for manufacturing, with a fair market value not to exceed the sum of Three Million Dollars ($3,000,000) in the aggregate, with foreign or domestic contract manufacturers where Borrower retains title to such equipment; (h) subject to Section 6.3(b) of this Agreement, dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, provided that (i) no Event of Default nor any Overadvance is continuing nor would result therefrom, and (ii) such accounts receivable shall be excluded from the Borrowing Base; (i) dispositions of property that is not Collateral to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are applied to the purchase price of such replacement property within one hundred eighty (180) days; (j) subject to Section 6.7 of this Agreement, dispositions resulting from casualty events; (k) non-exclusive licenses of Borrower’s and its Subsidiaries’ Intellectual Property; (l) licenses for the use of the Intellectual Property of Borrower or its Subsidiaries (but not to any of

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Borrower’s other Affiliates, except for a Permitted Commercialization Arrangement Vehicle) that are approved by the Board and which would not result in a legal transfer of title of the licensed property but that may be exclusive (i) in respects other than territory (such as field of use or scope) and (ii) as to territory, only as to discrete areas outside of the United States; provided that any such license of such Intellectual Property covering the Product may be exclusive only as to territory and only as to discrete areas outside of the United States; (m) exclusive and non-exclusive licenses covering nCounter Elements or diagnostic gene content other than for nCounter-based Prosigna™ Breast Cancer Prognostic Gene Signature Assay; (n) any transaction permitted under Section 7.3; and (o) the disposition of other property in aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any single year.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.
Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee in the United States, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank within sixty (60) days after the delivery of Collateral thereto (or such later date as agreed to by Bank).
7.3    Mergers or Acquisitions. Without Bank’s prior written consent which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except (a) any Subsidiary may merge or consolidate with or into any Borrower or any Guarantor; (b) any Subsidiary may sell, lease, transfer, or otherwise dispose of any or all of its property to any Borrower or any Guarantor; and (c) Borrower and its Subsidiaries may enter into Permitted Commercialization Arrangements. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens and Transfers permitted by Section 7.1, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and other than under the CRG Loan Agreement.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except that (i) Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock; (ii) Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other equity interests; (iii) for payments pursuant to employee stock plans, which payments must be approved by the Board comprised of disinterested members; (iv) for the payment of dividends by any Guarantor to Borrower or to any other Guarantor; (v) any Subsidiary may make a payment or distribution to any Borrower or any other Guarantor, and (vi) any Subsidiary that is not a Guarantor may make a payment or distribution to Borrower or any other Subsidiary; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to the following: (a) transactions between or among Loan Parties; (b) transactions consented to by Bank, which consent shall not be unreasonably withheld, which increase the tax efficiency of Borrower and its Subsidiaries as a whole that are undertaken between Borrower and its Subsidiaries in good faith based on advice of external legal counsel and that comply with arm’s length principles pursuant to Section 482 of the Code and regulations thereunder; (c) the transactions disclosed to Bank in writing prior to the Prior Loan Agreement Effective Date; (d) transactions permitted under clauses (j) and (k) of the defined term “Permitted Indebtedness,” Section 7.3(a), clauses (a), (f) (g) and (j) of the defined term “Permitted Investments”, and Sections 7.7(a)(i), (iii) and (iv); and (e) transactions under Permitted Commercialization Arrangements, but only if such transactions have first been approved by a majority of the board members of the Board, exclusive of any interested board members, exercising their reasonable business judgment and fiduciary duties to Borrower, and, only so long as Borrower is a Publicly Reporting Company.
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, or (c) comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 0, or 6.12 or violates any covenant in Section 7; or
(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

8.3    Material Adverse Change. A Material Adverse Change occurs;
8.4    Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Five Hundred Thousand Dollars ($500,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000) after any applicable grace or cure period; or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

8.11    Governmental Approvals. Any material Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a material adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or
8.12    Cross-Default with CRG Loan Documents. An event of default (as such term is defined in the CRG Loan Documents) shall occur and be continuing under the CRG Loan Documents and such event of default is not waived or cured within any applicable grace period provided therein; provided, however, that the Event of Default under this Section 8.12 caused by the occurrence of a breach or default under the CRG Loan Documents shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from CRG of the breach or default under such other agreement, if at the time of such cure or waiver under the CRG Loan Documents (x) Bank has not declared an Event of Default under this Agreement and exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any CRG Loan Documents are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor.
9.    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c)demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)terminate any FX Contracts;
(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;
(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j)demand and receive possession of Borrower’s Books; and
(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as set forth in the preceding sentence, Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10.    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	NanoString Technologies, Inc.
530 Fairview Avenue N.
Seattle, Washington 98109
Attn: [†]
Email: [†]

If to Bank:	Silicon Valley Bank
2400 Hanover St.
Palo Alto, California 94304
Attn: [†]
Email: [†]
11.    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12.    GENERAL PROVISIONS
12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

12.17    Transitional Arrangements. On the Effective Date, this Agreement shall amend, restate and supersede the Prior Loan Agreement in its entirety, except as provided in this Section. This Agreement is not intended to, and does not, novate the Prior Loan Agreement. On the Effective Date, the rights and obligations of the parties evidenced by the Prior Loan Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the Borrower under the Prior Loan Agreement and the other “Loan Documents” (as defined in the Prior Loan Agreement) shall continue under this Agreement and the other Loan Documents, and such security interest and any other rights and obligations which by their express terms survive the termination of the Loan Documents shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. All references to the Prior Loan Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof as amended, restated, or otherwise modified from time to time.
13.    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Administrator” is an individual that is named:
(a)    as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and
(b)    as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.
“Anniversary Fees” is defined in Section 2.5(c).
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Bank Services Agreement” is defined in the definition of Bank Services.
“Board” is Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts plus, solely if a Streamline Period is in effect, (b) the lesser of (i) fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) Four Million Dollars ($4,000,000) (provided that the aggregate amount in this clause (b) shall not comprise more than twenty-five percent (25%) of the Borrowing Base), each as determined by Bank from Borrower’s most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value. Upon the termination of a Streamline Period, Borrower shall repay outstanding Advances to the extent necessary to cure any Overadvance resulting from the removal of Inventory from the Borrowing Base.
“Borrowing Base Statement” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of 50% or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis as-converted to common stock) other than (i) by the sale of Borrower’s equity securities in a follow-on offering of its equity securities or (ii) to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Cost-Plus Arrangements” means cost-plus arrangements among Borrower and/or its Subsidiaries in the ordinary course of business pursuant to which Borrower or one of its Subsidiaries pays Borrower or another Subsidiary for certain services (including research and development) for the cost of such services plus a reasonable mark-up.
“Credit Extension” is any Advance, any Overadvance, or any other extension of credit by Bank for Borrower’s benefit.
“CRG” means, collectively, CRG Servicing and the CRG Lenders.
“CRG Cash Collateral” has the meaning set forth in the CRG Intercreditor Agreement.
“CRG Indebtedness” is Indebtedness of Borrower to the CRG Lenders under the CRG Loan Documents in the principal amount not to exceed One Hundred Million Dollars ($100,000,000).
“CRG Intercreditor Agreement” is that certain Intercreditor Agreement by and between Bank and CRG Servicing dated as of January 5, 2018, as amended.
“CRG Lenders” means the lenders party to the CRG Loan Agreement.
“CRG Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of October 12, 2018 among Borrower and CRG, as may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.
“CRG Loan Documents” means the CRG Loan Agreement, that certain Security Agreement dated as of April 1, 2014 between Borrower and CRG Servicing, and any other agreement, document, promissory note, financing statement, or instrument executed by Borrower in favor of CRG pursuant to or in connection with the CRG Indebtedness, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.
“CRG Senior Collateral” has the meaning set forth in the CRG Intercreditor Agreement.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“CRG Servicing” means CRG Servicing LLC, a Delaware limited liability company, as Administrative Agent for the CRG Lenders.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Default Rate” is defined in Section 2.4(b).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the account number ending [†] (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
(a)Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;
(b)Accounts that the Account Debtor has not paid within ninety (90) days (or up to one hundred twenty (120) days for Net 60 Plus Accounts) of invoice date regardless of invoice payment period terms;
(c)Accounts representing credit balances over ninety (90) days (or up to one hundred twenty (120) days for Net 60 Plus Accounts) from invoice date;
(d)Accounts owing from an Account Debtor if more than fifty percent (50%) of the dollar amount of Accounts owing from such Account Debtor have not been paid within ninety (90) days (or up to one hundred twenty (120) days for Net 60 Plus Accounts) of invoice date;
(e)[Intentionally omitted];
(f)Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);
(g)Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;
(h)Accounts billed and/or payable in a Currency other than Dollars outstanding to the extent the aggregate amount of Advances made against such Accounts exceeds thirty-five percent (35%) of the aggregate outstanding Advances;
(i)Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(j)Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;
(k)Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
(l)Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;
(m)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
(n)Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
(o)Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
(p)Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
(q)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
(r)Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
(s)Accounts for which the Account Debtor has not been invoiced;
(t)Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
(u)Accounts for which Borrower has permitted Account Debtor’s payment terms to extend beyond one hundred twenty (120) days from invoice date;
(v)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;
(w)Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
(x)Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;
(y)Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue) other than Accounts owing for extended maintenance contracts or that are non-refundable according to contract terms;
(z)Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and
(aa)Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.3 and is otherwise acceptable to Bank in all respects.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that would be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published). In the event that such rate does not appear in the Wall Street Journal print edition, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Bank or, in the absence of such agreement, such Exchange Rate shall instead be determined by Bank by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Accounts” means (a) any Deposit Account of that is used by Borrower solely as a payroll account for the employees of Borrower or its Subsidiaries or the funds in which consist solely of funds held by Borrower in trust for any director, officer or employee of the Borrower or any employee benefit plan maintained by Borrower or funds representing deferred compensation for the directors and employees of Borrower, (b) Deposit Accounts and Securities Accounts of Borrower’s Foreign Subsidiaries held in jurisdictions outside the United States, except to the extent the value of all such accounts in this subclause (b) shall exceed Two Million Dollars ($2,000,000) in the aggregate, in which case such accounts in any individual jurisdiction that exceed One Million Dollars ($1,000,000) shall not be “Excluded Accounts”, and (c) trust accounts holding assets that are pledged or otherwise encumbered pursuant to Permitted Liens.
“Financial Statement Repository” is each of (a) Bank’s e-mail address L43f1c@svb.com, or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time and (b) Bank’s online banking platform as described in Section 6.12.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Good Faith Deposit” is defined in Section 2.5(e).
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Immaterial Subsidiary” means, as of any date of determination, any direct or indirect Subsidiary of a Borrower that has been designated by such Borrower to Bank in writing as an “Immaterial Subsidiary” including NanoString Technologies International, Inc., a company formed under the laws of the State of Delaware; provided that at no time shall the assets of such Subsidiary (excluding the value of any intercompany Accounts) exceed One Million Dollars ($1,000,000).
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations. For purposes of clarification, operating lease obligations shall not be deemed to be “Indebtedness” hereunder.
“Indemnified Person” is defined in Section 12.3.
“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to such Person;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Key Person” is Borrower’s Chief Executive Officer, who is Brad Gray as of the Effective Date.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of the aggregate amount of unrestricted and unencumbered (except Liens in favor of Bank and CRG) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates (which for the sake of clarity shall exclude any such amounts constituting CRG Senior Collateral or which are otherwise pledged or secure obligations to Persons other than Bank).

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, the CRG Intercreditor Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Loan Party” or “Loan Parties” means, individually or collectively, Borrower and each of its Subsidiaries that is a Guarantor, if any, to the extent such Guarantor has (a) executed and delivered to Bank a security agreement in form and substance reasonably satisfactory to Bank pursuant to which such Guarantor has granted Bank a first priority perfected Lien in the types of assets substantially similar to the Collateral to secure the Obligations, free and clear of all Liens other than Permitted Liens; (b) delivered to Bank such appropriate Control Agreements in form and substance reasonably satisfactory to Bank if and to the extent required under Section 6.8(b); and (c) provided to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“nCounter Elements” means general purpose reagents containing generic reporter probes and capture probes that customers can combine with independently sourced oligonucleotides to create their own customized reagents.
“Net 60 Plus Accounts” means any Accounts for which the net amount thereof is due in full more than sixty (60) days after the invoice date.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Termination Fee, the Anniversary Fees, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Overadvance” is defined in Section 2.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Commercialization Arrangement” means such commercialization, research and development, co-marketing and other collaborative arrangements, including joint ventures, whether or not such arrangements provide for licenses to Patents, Trademarks, Copyrights or other Intellectual Property rights of Borrower, with Persons (including a Permitted Commercialization Arrangement Vehicle) with a primary line of business in the development, commercialization or manufacture of medical, diagnostic or pharmaceutical products or devices; provided that any such licenses and arrangements must be bona fide arms’-length transfers of the right to use such Intellectual Property that do not have the economic substance of a sale and Borrower retains legal ownership of such Intellectual Property.
“Permitted Commercialization Arrangement Vehicle” means an entity, which may be a joint venture enterprise, engaged in the business of a Permitted Commercialization Arrangement and in which Borrower or its Subsidiaries have substantial representation in the governing body of such entity.
“Permitted Cure Debt” means Indebtedness incurred in connection with the exercise of the Subordinated Debt Cure Right and (i) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents unless such terms are also offered to Bank hereunder, (ii) that has a maturity date later than the Revolving Line Maturity Date, (iii) in respect of which no cash payments of principal or interest are required prior to the Revolving Line Maturity Date, and (iv) in respect of which the holders have agreed in favor of Borrower and Bank (A) that such Indebtedness is unsecured, and (B) to terms of subordination acceptable to Bank pursuant

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into among Bank and such holders. Neither CRG nor its affiliates shall be permitted to be holders of such Permitted Cure Debt for purposes of this Agreement without Bank’s prior written consent.
“Permitted Indebtedness” is:
(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Prior Loan Agreement Effective Date which is shown on the Perfection Certificate;
(c)Subordinated Debt;
(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)unsecured Indebtedness pursuant to corporate credit cards (other than with Bank) in an aggregate principal amount outstanding not to exceed One Million Dollars ($1,000,000);
(f)the CRG Indebtedness provided that the aggregate principal amount outstanding does not exceed the amount permitted in the CRG Intercreditor Agreement;
(g)Indebtedness among the Borrowers and its Subsidiaries to the extent the same is permitted as a Permitted Investment pursuant to clauses (e) and (f) of the definition thereof;
(h)accounts payable and purchasing card balances owing to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or its Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(i)Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any Subsidiary in the ordinary course of business;
(j)Indebtedness (i) of Loan Parties to each other; (ii) of any Subsidiary not a Guarantor to any other Subsidiary not a Guarantor; and (iii) of a Loan Party to a Subsidiary that is not a Guarantor incurred in the ordinary course of business in an aggregate amount in any fiscal year not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (or the Equivalent Amount in other currencies) plus Indebtedness pursuant to Cost-Plus Arrangements;
(k)Guarantees (i) by a Loan Party of Indebtedness of another Loan Party and (ii) by any Subsidiary not a Guarantor of Indebtedness of any other Subsidiary not a Guarantor;
(l)normal course of business equipment financing, provided that (i) at the time of incurrence thereof, the outstanding principal amount of such Indebtedness or the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person as of such date in accordance with GAAP, shall not exceed Five Million Dollars ($5,000,000) (or the Equivalent Amount in other currencies), and (ii) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto;
(m)contingent return obligations consistent with market practice in respect of unspent advances to Borrower or its Subsidiaries by a third-party entity (each such entity a “Research Partner”) whereby such funds and any interest thereon are used to pay costs and expenses for the research performed and expenses incurred in compliance with agreements between Borrower or its Subsidiaries and such Research Partner;
(n)advance or deposits from customers or vendors received in the ordinary course of business and held with a deposit bank insured by the Federal Deposit Insurance Corporation;
(o)other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;
(p)workers’ compensation claims, payment obligations in connection with health disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the ordinary course of Borrower’s or its Subsidiary’s business;
(q)Indebtedness of Foreign Subsidiaries in respect of any agreement providing for treasury, depositary, cash management services, including in connection with any automated clearing house transfers of funds or any similar

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

transactions, securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;
(r)Indebtedness of Foreign Subsidiaries with respect to letters of credit outstanding, provided that at any time in any given calendar year, the outstanding principal amount of such Indebtedness shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;
(s)Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any (i) warranty or contractual service obligations or take-or-pay obligations contained in supply or similar agreements, in each case incurred in the ordinary course of business, or (ii) or performance or surety bonds or similar obligations incurred in the ordinary course of business provided the aggregate outstanding amount of such Indebtedness described in this subclause (ii) does not exceed Five Hundred Thousand Dollars ($500,000) at any time;
(t) Indebtedness consisting of the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally), in each case to the extent, (x) in the ordinary course of business, (y) such financing arrangement has been approved in writing by Bank and (y) the aggregate outstanding amount thereof does not exceed Five Hundred Thousand Dollars ($500,000) at any time; and
(u)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (t) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)Investments shown on the Perfection Certificate and existing on the Prior Loan Agreement Effective Date;
(b)Investments consisting of Cash Equivalents;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or a Subsidiary;
(d)Investments consisting of deposit and securities accounts in which Bank has a perfected security interest except as otherwise permitted by Section 6.8(b);
(e)extensions of credit in the nature of accounts receivable or notes receivable arising from the sales or leases of goods or services in the ordinary course of business;
(f)Investments by Borrower or Loan Parties in Loan Parties;
(g)Investments by Borrower or Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount at any time (net of payments for inventory and equipment, any intercompany loan repayments and returns of cash, inventory and equipment, whether made by cash payment or by offset of amounts owed by Borrower or such Loan Party to such Subsidiary) not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (or the Equivalent Amount in other currencies) in any fiscal year plus any Investments pursuant to Cost-Plus Arrangements, it being understood that transfers of inventory and equipment in the ordinary course of business will be counted against the foregoing limits at an amount no less than the GAAP value of such asset (which shall not be less than cost or depreciated value); provided that any such offset in respect of payment for services shall not exceed an amount that is consistent with the application of arm’s length principles under Section 482 of the Code and regulations thereunder;
(h)Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate net exposure amount for all such Hedging Agreements not in excess of Two Million Dollars ($2,000,000) (or the Equivalent Amount in other currencies);
(i)Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business not to exceed One Million Dollars ($1,000,000) outstanding at any time;
(j)employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed One Million Dollars ($1,000,000) outstanding at any time (or the Equivalent Amount in other currencies);
(k)Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(l)Investments (excluding non-exclusive licenses of Intellectual Property and exclusive (with respect to jurisdiction only) licenses of Intellectual Property outside of the U.S.) as part of a Permitted Commercialization Arrangement, provided that the value of the cash and tangible property components of such Investment (valued at cost) shall not in any fiscal year exceed Five Million Dollars ($5,000,000) (or such greater amount approved by Bank, such approval not to be unreasonably withheld), provided the portion of such limit not used in any fiscal year shall not be available in any succeeding fiscal year;
(m)Investments permitted by Borrower’s investment policy as in effect as of the date of this Agreement, with such changes thereto as shall be approved by Borrower’s Board of Directors with the consent of Bank, which consent shall not be unreasonably withheld; and
(n)other Investments not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate (i) outstanding at any time and (ii) in any fiscal year.
“Permitted Liens” are:
(a)Liens securing Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)Liens existing on the Prior Loan Agreement Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;
(c)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(d)Liens (i) securing Indebtedness permitted under clause (l) of the defined term “Permitted Indebtedness,” or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(e)Liens in favor of CRG Servicing securing the CRG Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness” and subject to the CRG Intercreditor Agreement
(f)Liens that are possessory in nature and imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens, liens relating to leasehold improvements and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;
(g)Liens, pledges or deposits made in connection with and to secure payment of workers’ compensation, unemployment insurance or other similar social security legislation in the ordinary course of business (other than Liens imposed by ERISA);
(h)servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Loan Parties;
(i)with respect to any real Property, (A) (i) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Loan Parties, and (B) leases or subleases granted in the ordinary course of business;
(j)bankers’ liens, rights of setoff and similar Liens incurred on Excluded Accounts made in the ordinary course of business;

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(k)non-exclusive licenses or sublicenses, leases or subleases of property (other than real Property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit any Loan Party from granting Bank a security interest in such property;
(l)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;
(m)cash collateral arrangements made with respect to letters of credit permitted by clause (r) of the defined term “Permitted Indebtedness” but not exceeding the amount of the Indebtedness permitted by clause (r) of the defined term “Permitted Indebtedness”;
(n)Liens on assets which are Transferred in accordance with clause (e) of Section 7.1 of this Agreement;
(o)Liens consisting of the Transfers permitted under clauses (k), (l) and (m) of Section 7.1 of this Agreement; and
(p)Liens the creation of which did not involve Borrower’s or its Subsidiaries’ consensual participation or involvement encumbering assets not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Prior Loan Agreement Effective Date” is defined in the Recitals.
“Product” means the principal version in the market of (a) the nCounter® Analysis System and its essential components, or (b) the nCounter-based Prosigna™ Breast Cancer Prognostic Gene Signature Assay, and each of their respective commercially available successors.
“Property” of any Person means any property or assets, or interest therein, of such Person.
“Publicly Reporting Company” means an issuer generally subject to the public reporting requirements of the Securities and Exchange Act of 1934.
“Quarterly Financial Statements” is defined in Section 6.2(c).
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate amount equal to Twenty Million Dollars ($20,000,000).
“Revolving Line Maturity Date” is November 16, 2021.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (ii) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.
“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding month, maintained Liquidity, as determined by Bank in its discretion, in an amount at all times greater than or equal to Twenty-Five Million Dollars ($25,000,000) (the “Streamline Balance”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its reasonable discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for one (1) month as determined by Bank in its discretion, prior to entering into a subsequent Streamline Period. Each Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Streamline Balance has been achieved.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
[Signature page follows.]

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
NANOSTRING TECHNOLOGIES, INC.
By:	/s/ R. Bradley Gray
Name:	R. Bradley Gray
Title:	President and Chief Executive Officer

BANK:
SILICON VALLEY BANK

By:	/s/ Shawn Parry
Name:	Shawn Parry
Title:	Director

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

EXHIBIT A - COLLATERAL DESCRIPTION
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
(i) Accounts (other than IP/Equipment Accounts (as defined below)), (ii) Inventory, (iii) cash, Cash Equivalents, short and long term investments (but excluding, for the avoidance of doubt, any other marketable equity securities in a Subsidiary of Borrower or owned by Borrower as part of a joint venture), all bank accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and investment accounts, and all property contained therein, (iv) all Proceeds of all of the foregoing, and (v) all Borrower’s Books relating to the foregoing Collateral; provided however, the Collateral shall not include the following: (A) any right, title or interest of Borrower in any Intellectual Property or any licenses thereof, (B) any Accounts or proceeds arising from the sale, transfer, license or other disposition of any Intellectual Property (or licenses thereto), except for Product Sale Licenses, or from the sale, transfer, lease or other disposition of equipment (collectively, “IP/Equipment Accounts”), (C) equipment, (D) to the extent evidencing, governing, securing or otherwise related to Equipment, any general intangibles, chattel paper, instruments or documents, (E) proceeds of the foregoing clauses (A) through (D) and the proceeds of insurance policies with respect thereof, (F) CRG Cash Collateral, or (G) Excluded Accounts.
Notwithstanding the foregoing, the Collateral does not include any property or assets of Borrower solely to the extent that (i) such property or assets constitute CRG Senior Collateral and are securing the obligations Borrower under the CRG Loan Agreement and (ii) the CRG Loan Agreement has not been terminated.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Exhibit A-1

EXHIBIT B
COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	NANOSTRING TECHNOLOGIES, INC.
Under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Quarterly within 45 days (other than 4th quarter)	Yes No
Annual financial statements (4th quarter)	FYE within 90 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings, detailed accounts receivable ledger and detailed listing of Account Debtors	Quarterly within 45 days	Yes No
Inventory Report	Quarterly within 45 days	Yes No
Board approved projections	FYE within 30 days and as amended/updated	Yes No
Borrowing Base Statements (including detailed accounts receivable ledger)
(i) Weekly if Streamline Period not in
 Effect and Advances outstanding,
(ii) monthly within 30 days if
Streamline Period in effect and
Advances outstanding, and
(iii) quarterly within 45 days if no Advances outstanding
Yes No

Streamline Period

Liquidity	Streamline Period	Applies
Liquidity > $25,000,000	Yes	Yes No
Liquidity < $25,000,000	No	Yes No

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION
Exhibit B-1

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Liquidity	Greater than $2,000,000	$________	Yes No
Minimum Revenue (trailing 12 month)
December 31, 2019	$ [†]	$________	Yes No
December 31, 2020	$ [†]	$________	Yes No
Except as noted below, (i) as of the date of this Compliance Statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in this submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, (iii) as of the date of this submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of this submission except as noted below, (v) as of the date of this submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of this submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. (If no exceptions exist, state “No exceptions to note.”)
-------------------------------------------------------------------------------------------------------------------------

Has Borrower entered into any Permitted Commercialization Arrangement with Investments exceeding $2,500,000 in the most recent quarter? ____. If so, attach copies of the applicable transaction documents.

[†]	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION
Exhibit B-2